Registration No. 333-86820 Registration No. 333-118159, as amended Registration No. 333-172385 Registration No. 333-197947

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-86820

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-118159

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-172385

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-197947

UNDER

THE SECURITIES ACT OF 1933

Consolidated Edison, Inc.

(Exact name of registrant as specified in its charter)

New York	13-3965100
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)

4 Irving Place

New York, New York 10003

(212) 460-4600

(Address of principal executive offices) (Zip code)

Consolidated Edison, Inc. Stock Purchase Plan, As Amended by Amendment dated April 8, 2002

Consolidated Edison, Inc. Stock Purchase Plan, As Amended by Amendment dated February 19, 2004

Consolidated Edison, Inc. Stock Purchase Plan, As Amended and Restated as of May 19, 2008

Consolidated Edison, Inc. Stock Purchase Plan (As Amended and Restated Effective May 19, 2014)

(Full title of the plan)

Deneen Donnley

Senior Vice President and General Counsel Consolidated Edison, Inc.

4 Irving Place

New York, New York 10003

(212) 460-4600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Consolidated Edison, Inc., a New York corporation (the “Company” or “Registrant”), is filing with the Securities and Exchange Commission (the “Commission”) these post-effective amendments (collectively, the “Post-Effective Amendments”) to deregister any and all shares of the Company’s Common Shares ($.10 par value), previously registered but unsold or otherwise unissued under the following Registration Statements on Form S-8 as of the date hereof (collectively, the “Registration Statements”):

•

Registration Statement No. 333-86820, filed with the Commission on April 24, 2002, that registered 2,000,000 shares of the Company’s Common Shares ($.10 par value), to be issued to participants under the Consolidated Edison, Inc. Stock Purchase Plan, as amended by Amendment dated April 8, 2002;

•

Registration Statement No. 333-118159, as amended, originally filed with the Commission on August 12, 2004, that registered 5,000,000 shares of the Company’s Common Shares ($.10 par value), to be issued to participants under the Consolidated Edison, Inc. Stock Purchase Plan, as amended by Amendment dated February 19, 2004;

•

Registration Statement No. 333-172385, filed with the Commission on February 22, 2011, that registered 3,000,000 shares of the Company’s Common Shares ($.10 par value), to be issued to participants under the Consolidated Edison, Inc. Stock Purchase Plan, as amended and restated as of May 19, 2008; and

•

Registration Statement No. 333-197947, filed with the Commission on August 7, 2014, that registered 10,000,000 shares of the Company’s Common Shares ($.10 par value), to be issued to participants under the Consolidated Edison, Inc. Stock Purchase Plan, as amended and restated effective May 19, 2014.

The Company is no longer issuing securities under the Plans described above (collectively, the “Prior Plans”). These Post-Effective Amendments to the Registration Statements described above are being filed in order to deregister all shares that were registered under the Registration Statements and remain unissued under the Prior Plans.

Item 8.	Exhibits.

Exhibit Number	Description

24	Powers of Attorney.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and State of New York, on the 1st day of August, 2024.

Consolidated Edison, Inc.

By:	/s/ Kirkland B. Andrews
Kirkland B. Andrews
Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, these Post-Effective Amendments to the Registration Statements described above have been signed below by the following persons in the capacities and on the dates indicated.

Name	Title

*Timothy P. Cawley	Chairman of the Board, President, Chief Executive Officer and Director (Principal Executive Officer)

*Kirkland B. Andrews	Senior Vice President and Chief Financial Officer (Principal Financial Officer)

*Joseph Miller	Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)

*Ellen V. Futter	Director

*John F. Killian	Director

*Karol V. Mason	Director

*Dwight A. McBride	Director

*William J. Mulrow	Director

*Armando J. Olivera	Director

*Michael W. Ranger	Director

*Linda S. Sanford	Director

*Deirdre Stanley	Director

*L. Frederick Sutherland	Director

*Catherine Zoi	Director

*

Kirkland B. Andrews, pursuant to Powers of Attorney (executed by each of the Officers and Directors listed above, and filed as Exhibit 24 hereto), by signing his name hereto does hereby sign and execute these Post-Effective Amendments to the Registration Statements described above on behalf of each of the Officers and Directors named above and indicated as signing above in the capacities in which the name of each appears above.

/s/ Kirkland B. Andrews
Kirkland B. Andrews
Attorney-in-fact
August 1, 2024